Exhibit 10.1

Execution Copy

June 15, 2026

Jillian C. Evanko

Senior Advisor

Re:	Amendment to Senior Advisor Agreement

Dear Jill:

Reference is hereby made to that certain Senior Advisor Agreement, dated as of November 16, 2025 (the “SAA”), by and between you and Chart Industries, Inc., a Delaware corporation (the “Company”). This letter agreement (this “Amendment”) supplements and amends the SAA, including with respect to certain provisions contained herein involving Baker Hughes Company, a Delaware corporation (“Baker Hughes”). Capitalized terms used but not defined herein shall have their respective meanings set forth in the SAA.

1. Senior Advisor Term and Fee.

a. Notwithstanding anything in the SAA to the contrary, the Senior Advisor Term shall terminate and conclude, and you shall cease providing Senior Advisor Services and cease to be eligible to accrue any further Senior Advisor Fee, effective as of the date hereof (the “Service End Date”). No Senior Advisor Fee shall accrue in respect of any period after the Service End Date.

b. Subject to the terms of the SAA (including, for the avoidance of doubt, the consummation of the Merger and your continued compliance with the Restrictive Covenants), the Company shall pay you a Senior Advisor Fee equal to $8,000,000. Except as expressly modified hereby, the payment mechanics, conditions and limitations of the SAA continue to govern the Senior Advisor Fee.

c. Section 4(a)(v) of the SAA is hereby amended and restated as follows: “(v) you shall have thirty (30) days following either (y) the consummation of the transaction contemplated by the Merger Agreement or (z) the termination of the Merger Agreement, as applicable, to exercise any Options that are vested as of the Transition Date in accordance with the existing terms and conditions of the Equity Plans and the applicable award agreements; provided, however, that in no event shall such exercise date be later than, and each Option shall expire and be cancelled on, the tenth (10th) anniversary of the date of grant set forth in each applicable Option award agreement;”.

2. Releases. As used herein, “Covered Matters” means your appointment to, and service on, the board of directors of any company that you joined on or before the date hereof during the Senior Advisor Term, and any discussions, communications, claims, assertions or disputes among the parties arising therefrom or relating thereto in each case arising on or before the date hereof. In each case without limiting the applicability of any other releases from you contained in the SAA or otherwise:

a. you (on behalf of yourself and your heirs, successors and assigns) hereby release and discharge each of (x) the Released Parties, on the one hand, and (y) Baker Hughes, each of its affiliates, and each of its and their respective present and former officers, directors, employees, attorneys, agents, assigns and successors, on the other hand, from all claims, whether known or unknown, arising from or relating to the Covered Matters, in each case arising on or before the date hereof; provided, however, that this release does not affect (i) any party’s rights or obligations under the SAA or this Amendment, including the payment by the Company of the Senior Advisor Fee if and when due and your rights with respect to certain incentive compensation as set forth in Section 4 of the SAA; (ii) your rights to indemnification, advancement of expenses, or coverage under any directors’ and officers’ liability insurance policy, the Company’s organizational documents, or any indemnification agreement; (iii) your vested and accrued rights under any employee benefit plan; or (iv) any rights or obligations as between the Company and Baker Hughes under the Merger Agreement or the Confidentiality Agreement referred to therein, none of which is released or affected hereby;

b. the Company (on behalf of itself and its affiliates) hereby releases and discharges you from all claims, whether known or unknown, arising from or relating to the Covered Matters, in each case arising on or before the date hereof; provided, however, that this release does not affect (i) your obligations under the SAA, the Employment Agreement or this Amendment (including your obligations under and with respect to the Restrictive Covenants); or (ii) any claim arising from your breach of any of the foregoing after the date hereof; and

c. Baker Hughes (on behalf of itself and its affiliates) hereby releases and discharges you from all claims, whether known or unknown, arising from or relating to the Covered Matters, in each case arising on or before the date hereof; provided, however, that this release does not affect (i) your obligations under the SAA, the Employment Agreement or this Amendment (including your obligations under and with respect to the Restrictive Covenants); or (ii) any claim arising from your breach of any of the foregoing after the date hereof.

For the avoidance of doubt, the foregoing releases apply solely to claims arising from the Covered Matters on or before the date hereof, and do not waive, limit or release any claim arising from any act or omission occurring after the date hereof. The Company and Baker Hughes (each on its own behalf and on behalf of its affiliates) agree that they are unaware of anything, as of the date of this Amendment, that could constitute a failure of any condition precedent to the payment of, or a basis to withhold, the Senior Advisor Fee.

3. Non-Disparagement. You shall not, and each of the Company and Baker Hughes shall instruct its directors and named executive officers not to, make any substantive disparaging statement regarding any other party hereto; provided, however, that such prohibition shall not apply to truthful statements made in response to legal process or governmental inquiry, statements made in any proceeding before a court or arbitral tribunal, or in confidential communications among the parties hereto or their respective counsel, in each case to enforce the SAA, this Amendment, the Employment Agreement or the Merger Agreement, or any other disclosures required by applicable law.

4. Miscellaneous.

a. Except as expressly modified by this Amendment, the SAA shall remain in full force and effect in all respects.

b. Sections 12, 13 and 14 of the SAA are incorporated by reference herein, mutatis mutandis.

c. This Amendment is a compromise of certain disputed positions and does not constitute an admission by any party hereto of any liability or wrongdoing, or any admission as to the interpretation of any other agreement.

d. Baker Hughes hereby confirms its consent to the Company’s entering into this Amendment for all purposes under the Merger Agreement.

[Signature pages follow.]

If this Amendment is acceptable to you, please sign and return the enclosed copy of this Agreement to each other party hereto.

CHART INDUSTRIES, INC.

By:	/s/ Gerry Vinci
Name: Gerry Vinci
Title: President

BAKER HUGHES COMPANY

By:	/s/ Lorenzo Simonelli
Name: Lorenzo Simonelli
Title: Chairman, President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Jillian C. Evanko
JILLIAN C. EVANKO

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